EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of up to 200,000 shares of common stock of Sunesis Pharmaceuticals, Inc. issuable under the Sunesis Pharmaceuticals, Inc. 2006 Employment Commencement Incentive Plan of our report dated January 21, 2005, except for Note 13 as to which the date is September 26, 2005 with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in Amendment No. 6 to the Registration Statement  (Form S-1 No. 333-121646) of Sunesis Pharmaceuticals, Inc. for the registration of 6,000,000 shares of common stock.

/s/ Ernst & Young LLP
San Jose, California
March 23, 2006